UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 4
STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
( ) Check this box if no longer subject to Section 16.
Form 4 or Form 5 obligations may continue. See Instructions 1(b).
1. Name and Address of Reporting Person
   Stephen  Blum
   15501 North Dial Boulevard
Suite 2212
   AZ, Scottsdale 85260-1619
2. Issuer Name and Ticker or Trading Symbol
   The Dial Corporation (DL)

3. IRS or Social Security Number of Reporting Person (Voluntary)

4. Statement for Month/Day/Year
   4/21/2003
5. If Amendment, Date of Original (Month/Day/Year)

6. Relationship of Reporting Person(s) to Issuer (Check all applicable)
   ( ) Director ( ) 10% Owner (X) Officer (give title below) ( ) Other (specify below)
   Senior Vice President-Investor Relations
7. Individual or Joint/Group Filing (Check Applicable Line)
   (X) Form filed by One Reporting Person
   ( ) Form filed by More than One Reporting Person

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 Table I -- Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned                                                 |
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1. Title of Security|2.    |2A.   |3.    |4.Securities Acquired (A)         |5.Amount of        |6.Dir |7.Nature of Indirect       |
                    |Trans-|Exec- |Trans |  or Disposed of (D)              |  Securities       |ect   |  Beneficial Ownership     |
                    |action|ution |action|                                  |  Beneficially     |(D)or |                           |
                    |      |      |    | |                  | A/|           |  Owned Following  |Indir |                           |
                    |Date  | Date |Code|V|    Amount        | D |    Price  |  Reported Trans(s)|ect(I)|                           |
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The Dial Corporation|      |      |    | |                  |   |           |656.954            |I     |By 401(k) Savings Plan     |
 Common Stock (401(K|      |      |    | |                  |   |           |                   |      |                           |
) Stock Holdings)   |      |      |    | |                  |   |           |                   |      |                           |
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The Dial Corporation|4/21/ |      |I   | |3.325             |A  |19.41      |1615.779828        |D     |                           |
 Common Stock (Emplo|2003  |      |    | |                  |   |           |                   |      |                           |
yee Stock Purchase P|      |      |    | |                  |   |           |                   |      |                           |
lan)                |      |      |    | |                  |   |           |                   |      |                           |
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 Table II -- Derivative Securitites Acquired, Disposed of, or Beneficially Owned                                                   |
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1.Title of   |2.Con-  |3.     |3A.   |4.    |5.Number of De |6.Date Exer|7.Title and Amount  |8.Price|9.Number    |10.|11.Nature of|
  Derivative |version |Trans- |Deemed|Trans-| rivative Secu |cisable and|  of Underlying     |of Deri|of Deriva   |Dir|Indirect    |
  Security   |or Exer |action |      |action| rities Acqui  |Expiration |  Securities        |vative |tive        |ect|Beneficial  |
             |cise    |       |Execu-|      | red(A) or Dis |Date(Month/|                    |Secu   |Securities  |(D)|Ownership   |
             |Price of|       |ution |      | posed of(D)   |Day/Year)  |                    |rity   |Benefi      |or |            |
             |Deriva- |       |      |      |               |Date |Expir|                    |       |ficially    |Ind|            |
             |tive    |       |      |      |           | A/|Exer-|ation|   Title and Number |       |Owned Follow|ire|            |
             |Secu-   |(Month/|(Month|    | |           | D |cisa-|Date |   of Shares        |       |ing Reported|ct |            |
             |rity    |Day/   |/Day/ |Code|V|  Amount   |   |ble  |     |                    |       |Trans-      |(I)|            |
             |        |Year)  |Year) |    | |           |   |     |     |                    |       |action(s)   |   |            |
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Options - Rig|10.9375 |       |      |    | |           |   |1    |09/11|The Dial Cor|       |       |60000       |D  |            |
ht to Buy    |        |       |      |    | |           |   |     |/2010|poration Com|       |       |            |   |            |
             |        |       |      |    | |           |   |     |     |mon Stock   |       |       |            |   |            |
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Options - Rig|17.9850 |       |      |    | |           |   |1    |03/28|The Dial Cor|       |       |16667       |D  |            |
ht to Buy    |        |       |      |    | |           |   |     |/2012|poration Com|       |       |            |   |            |
             |        |       |      |    | |           |   |     |     |mon Stock   |       |       |            |   |            |
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Options - Rig|17.7700 |       |      |    | |           |   |1    |03/12|The Dial Cor|       |       |60000       |D  |            |
ht to Buy    |        |       |      |    | |           |   |     |/2010|poration Com|       |       |            |   |            |
             |        |       |      |    | |           |   |     |     |mon Stock   |       |       |            |   |            |
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Options-Right|13.4688 |       |      |    | |           |   |1    |01/25|The Dial Cor|       |       |60000       |D  |            |
 To Buy      |        |       |      |    | |           |   |     |/2011|poration Com|       |       |            |   |            |
             |        |       |      |    | |           |   |     |     |mon Stock   |       |       |            |   |            |
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Phantom Stock|1-for-1 |       |      |    | |           |   |2    |     |The Dial Cor|       |       |1327.2626514|D  |            |
 Units       |        |       |      |    | |           |   |     |     |poration Com|       |       |            |   |            |
             |        |       |      |    | |           |   |     |     |mon Stock   |       |       |            |   |            |
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Phantom Stock|1-for-1 |       |      |    | |           |   |3    |     |The Dial Cor|       |       |5309.0606526|D  |            |
 Units       |        |       |      |    | |           |   |     |     |poration Com|       |       |            |   |            |
             |        |       |      |    | |           |   |     |     |mon Stock   |       |       |            |   |            |
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             |        |       |      |    | |           |   |     |     |            |       |       |            |   |            |
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Explanation of Responses:
1. Granted pursuant to the 1996 Stock Incentive Plan. 1/3 of the options vest on the first anniversary of the grant date; 1/3 vest after the second anniversary of the grant date; and the final 1/3 vest after the third anniversary of the grant date. All op tions vest in the event of a change in control. Each option contains a Change in Control Cash-Out whereby, in the event of a change in control, the participant may elect to surrender all or part of the stock option to the Corporation and to receive cash i
2. Discount stock units accrued under the Corporation's Management Deferred Compensation Plan.
3. Phantom stock units accrued under the Corporation's Management Deferred Compensation Plan.
SIGNATURE OF REPORTING PERSON
Stephen  Blum
/s/ Dianne B. Stoehr  Attorney-In-Fact